SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check	the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Pursuant to Rule 14a11(c) or Rule 14a-12

DUCOMMUN INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7280

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 4, 2005

To the Shareholders of

Ducommun Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders of Ducommun Incorporated, a Delaware corporation (the “Corporation”), will be held at the Doubletree Hotel, 2 Civic Plaza, Carson, California, on Wednesday, May 4, 2005, at the hour of 9:00 o’clock A.M. for the following purposes:

1.    To elect one director to serve for a two-year term ending in 2007, and two directors to serve for three-year terms ending in 2008.

2.    To ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the Corporation’s fiscal year ending December 31, 2005.

3.    To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

March 14, 2005 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to attend the meeting in person.

To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.

By Order of the Board of Directors

James S. Heiser Secretary

Carson, California

March 28, 2005

DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7280

PROXY STATEMENT

This Proxy Statement is being mailed on or about March 28, 2005 to shareholders of Ducommun Incorporated (the “Corporation”) who are such of record on March 14, 2005, in connection with the solicitation of proxies for use at the Corporation’s Annual Meeting of Shareholders to be held at 9:00 o’clock A.M. on May 4, 2005, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The accompanying proxy is solicited by the Board of Directors of the Corporation. Solicitation will be made by mail, interview, telephone, facsimile and Internet. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $4,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Corporation.

Proxies in the accompanying form will be voted in accordance with the instructions given therein. If no instructions are given, the proxies will be voted for the election as directors of the management nominees, for ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2005, and in their discretion on such other business as may properly come before the meeting. Any shareholder may revoke his proxy at any time prior to its use by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The close of business on March 14, 2005 has been fixed as the record date (the “Record Date”) for the determination of holders of shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Corporation had outstanding 10,047,322 shares (excluding treasury shares) of Common Stock, $.01 par value per share (the “Common Stock”). In the election of directors, holders of Common Stock have cumulative voting rights. Cumulative voting rights entitle a shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among one or more candidates. Votes may not be cast, however, for a greater number of candidates than the number of nominees named herein. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been obtained. In the election of directors, abstentions and broker non-votes will not be counted. On all other matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved.

In the election of directors, the candidates receiving the highest number of votes will be elected to fill the vacancies on the Board of Directors. The ratification of PricewaterhouseCoopers LLP as the Corporation’s

independent accountants for the fiscal year ending December 31, 2005 requires approval by the affirmative vote of a majority of the votes cast.

The Corporation’s 2004 Annual Report to Shareholders is being mailed to shareholders with this Proxy Statement.

1.    ELECTION OF DIRECTORS

Three directors (out of a total of seven) are to be elected at the forthcoming Annual Meeting: one director to serve for a two-year term expiring at the Annual Meeting in 2007 and thereafter until his successor is elected and qualified, and two directors to serve for three-year terms expiring at the Annual Meeting in 2008 and hereafter until their successors are elected and qualified. The nominees for such positions are Robert C. Ducommun (for the two-year term), and Thomas P. Mullaney and Robert D. Paulson (for the three-year terms). In the absence of a contrary direction, proxies in the accompanying form will be voted for the election of the foregoing nominees. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur the person designated in the proxies will cast votes for other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the 2005 Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR MR. DUCOMMUN, MR. MULLANEY AND MR. PAULSON.

The following information is furnished as of March 14, 2005, with respect to the persons who are nominees for election to the Board of Directors, as well as for the other four directors of the Corporation whose terms of office will continue after the 2005 Annual Meeting.

Name, Principal Occupation and Other Directorships	Age	Director Since	Term Expires
Joseph C. Berenato	58	1997	2006

Chairman of the Board and Chief Executive Officer of the Corporation; Director, SMALLCAP World Fund; Trustee, New Economy Fund, Fundamental Investors and Growth Fund of America of the Capital Research & Management Company

H. Frederick Christie	71	1985	2007

Consultant; Retired President and Chief Executive Officer, The Mission Group subsidiary of SCEcorp (electric utility); Director, Valero, L.P., IHOP Corp., Southwest Water Company, Capital Income Builder, Inc., SMALLCAP World Fund, AMCAP Fund, Capital World Growth and Income Fund, Inc., and American Mutual Fund, Inc.; Trustee, American Variable Insurance and New Economy Fund; and Director or Trustee of twelve fixed income funds of the Capital Research & Management Company

Eugene P. Conese, Jr.	45	2000	2006
President and Chief Executive Officer, Aero Capital LLC (private investment and holding firm)
Ralph D. Crosby, Jr.	57	2000	2006
Chairman and Chief Executive Officer, EADS North America (aerospace manufacturer)
Robert C. Ducommun	53	1985	2007
Business Advisor; Director, American Metal Bearing Company
Thomas P. Mullaney	71	1987	2008
Business Advisor; Director, Lucas Film Ltd.; Trustee, St. John’s Hospital Foundation
Robert D. Paulson	59	2003	2008
Chief Executive Officer, Aerostar Capital, LLC (private investment firm); Director, Forgings International, LP and Nationwide Health Properties, Inc.

The Board of Directors met six times in 2004. All incumbent directors attended seventy-five percent or more of the meetings of the Board of Directors and Committees of the Board on which they served during 2004. The Corporation strongly encourages all directors to attend the Annual Meeting of Shareholders, and six out of seven directors attended the 2004 Annual Meeting of Shareholders. The Corporation has instituted a policy of holding regularly scheduled executive sessions of non-management directors to follow each regularly scheduled meeting of the full Board of Directors. Additional executive sessions of non-management directors may be held from time to time as required. The director serving as the presiding director at these executive sessions is the chair of the Corporate Governance and Nominating Committee. Currently, Mr. Paulson is the presiding director.

Each of the persons named above was elected by the shareholders at a prior annual meeting. Mr. Mullaney was previously a director of the Corporation in 1984 and 1985. The Board of Directors has determined that except for Mr. Berenato, the Corporation’s Chief Executive Officer, the nominees for election to the Board of Directors and all of the other directors whose terms of office will continue after the 2005 Annual Meeting of Shareholders do not have any relationship with the Corporation other than in connection with their service as directors and meet the independence standards of the New York Stock Exchange’s listing standards.

Directors who are not employees of the Corporation or a subsidiary are paid an annual retainer of $17,500 and receive $1,000 for each Board of Directors meeting or committee meeting they attend. In addition, the chairman of the Audit Committee is paid an annual retainer of $5,000, the chairman of the Compensation Committee is paid an annual retainer of $3,000, and the chairman of the Corporate Governance and Nominating Committee is paid an annual retainer of $3,000. Under the Directors Deferred Income and Retirement Plan, a director may elect to defer payment of all or part of his fees for service as a director until he retires as a director. Deferred directors’ fees may be placed, at the election of the director, in an interest account or a phantom stock account which tracks the Common Stock of the Corporation with dividends (if any), and will be paid with earnings thereon following the retirement of the director. A retiring director will also receive the annual retainer fee in effect at the time of retirement or at the time of payment, whichever is higher, for life or for a period of years equal to his service as a director, whichever is shorter, provided that the director retires after the age of 65, has served as a director for at least five years and is not an employee of the Corporation when he retires (the “retirement benefits”). In 1997, accrual of additional retirement benefits under the Directors Deferred Income and Retirement Plan was terminated, but existing directors remain eligible for retirement benefits accrued to such date.

Directors are also eligible to participate in the Corporation’s 1994 Stock Incentive Plan and 2001 Stock Incentive Plan. Directors who are not employees of the Corporation or a subsidiary, following each annual meeting of shareholders, in 2004 were granted stock options to purchase 3,000 shares, and in 2005 will be granted stock options to purchase 3,000 shares, of Common Stock of the Corporation at an exercise price equal to 100% of the closing price of the Corporation’s Common Stock on the New York Stock Exchange on the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and to furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations that no Forms 5 were required, the Corporation believes that during its past fiscal year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a) except that John J. Walsh, president of the Corporation’s Ducommun Technologies, Inc. subsidiary, failed to report his initial beneficial ownership of securities on a timely basis on one Form 3 that was subsequently filed and failed to report one transaction on a timely basis on one Form 4 that was subsequently filed.

CODE OF ETHICS

The Corporation has adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics, the text of each of which is posted on the Corporation’s website at www.ducommun.com.

COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has standing Audit, Compensation, and Corporate Governance and Nominating Committees. The members of the Audit Committee are Messrs. Christie, Conese and Ducommun. The Audit Committee, which met formally seven times during 2004, oversees the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal audit function and the Corporation’s independent auditor. The Audit Committee is governed by a charter which was adopted by the Board of Directors, and which is attached to this Proxy Statement as Appendix A. The Corporation’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Christie, the chairman of the Audit Committee, is an audit committee financial expert as such term is defined under the regulations of the SEC.

The members of the Compensation Committee are Messrs. Crosby, Mullaney and Paulson. The Compensation Committee, which met formally two times during 2004, reviews and recommends compensation for executive officers, grants stock options and administers stock option programs, reviews and recommends retirement plans, employment agreements and severance arrangements for executive officers, and oversees the evaluation of management of the Corporation. All of the members of the Compensation Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The members of the Corporate Governance and Nominating Committee are Messrs. Ducommun, Mullaney and Paulson. The Corporate Governance and Nominating Committee, which met formally one time during 2004, reviews and recommends to the Board of Directors the nominees for election as directors of the Corporation and oversees the corporate governance of the Corporation. All of the members of the Corporate Governance and Nominating Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The charters of each of the committees of the Board of Directors and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website at www.ducommun.com.

NOMINATING PROCESS

The Corporate Governance and Nominating Committee will consider director candidates recommended by security holders of the Corporation, provided that any security holder recommending a director candidate must have beneficially owned more than five percent (5%) of the Corporation’s voting common stock continuously for at least one (1) year as of the date the recommendation is made and any such security holder may submit the name of only one person each year for consideration as a director candidate. All such security holders’ recommendations of director candidates must be submitted to the Secretary of the Corporation in writing no later than October 31 of the year preceding the annual meeting of shareholders, and must include (i) the full name, address and Social Security number of the director candidate recommended, (ii) the full name, address and taxpayer identification number of each of the security holders, and (iii) an affidavit of each of the security holders that they satisfy the minimum beneficial ownership of common stock requirements set forth above.

The Corporate Governance and Nominating Committee believes that all Committee-recommended nominees for election as a director of the Corporation must, at a minimum, have (i) diverse expertise, business experience, sound judgment and a record of accomplishment in areas relevant to the Corporation’s business activities, (ii) unquestionable integrity, (iii) commitment to representing the interests of the Corporation’s shareholders, (iv) willingness to devote sufficient time, energy and attention to carrying out their duties and responsibilities effectively, and (v) willingness to serve on the Board for an extended period of time.

The Corporate Governance and Nominating Committee also believes that at least a majority, and preferably two-thirds, of the Corporation’s directors must be independent under the NYSE rules, and that at least one member of the Board of Directors must be an “audit committee financial expert” as defined by SEC rules. All persons to be considered for nomination as a director of the Corporation by the Corporate Governance and Nominating Committee must complete a questionnaire, provide such additional information as the Corporate Governance and Nominating Committee may request, and meet in person with directors of the Corporation.

SECURITY HOLDERS COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Security holders may, in their capacity as security holders of the Corporation, communicate with the Corporation’s Board of Directors in writing by mail, addressed to Board of Directors, Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209. Security holders wishing to communicate with the Board of Directors should include their full name, the number of shares of common stock beneficially owned, and the name of the record holder of the common stock if different from themselves (e.g., the name of any broker or bank holding the stock). The Corporation initially intends to forward all communications from security holders in the manner described above to the Corporate Governance and Nominating Committee members, who will then determine whether the communications should be distributed to the entire Board of Directors of the Corporation. If the Board of Directors of the Corporation receives a substantial number of communications from security holders, the Corporate Governance and Nominating Committee may delegate to the general counsel of the Corporation the screening of these communications to remove solicitations, communications unrelated to the Corporation’s business, and communications from persons other than in their capacity as security holders of the Corporation. Should shareholders desire to communicate with the Corporation’s presiding director or non-management directors as a group, such communications should be addressed to either the presiding director or the non-management directors at the address set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show the name and address of the beneficial owners, amount and nature of beneficial ownership and percentage ownership of persons or groups known by the Corporation to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 14, 2005. The tables below also show the name, amount and nature of beneficial ownership and percentage ownership of each director and nominee for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group as of March 14, 2005 (except for Paul L. Graham who is no longer an executive officer of the Corporation). Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Corporation knows of no contractual arrangements which may at a subsequent date result in a change in control of the Corporation.

For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

Security Ownership of Certain Beneficial Owners

Name and Address of Shareholders	Number of Shares		Percentage of Class
Robert C. Ducommun 1155 Park Avenue New York, NY 10128	763,288	(1)	7.6%
The Clark Estates, Inc. One Rockefeller Plaza, 31st Floor New York, NY 10020	1,430,363	(2)	14.2%
Barclays Global Investors, N.A. and Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	731,813	(3)	7.3%
Dimensional Fund Advisors Inc. 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	526,130	(4)	5.2%
FMR Corp. 82 Devonshire Street Boston, MA 02109	975,200	(5)	9.7%
Goldman Sachs Asset Management 32 Old Slip New York, NY 10005	689,530	(6)	6.9%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,034,800	(7)	10.3%

(1)	The number of shares includes (i) 75,148 shares held by a foundation of which Mr. Ducommun is an officer, (ii) 171,240 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) 2,900 shares owned by Mr. Ducommun’s wife and step-daughters and 3,000 shares owned by his nephews, as to which he disclaims any beneficial interest, (iv) 1,000 shares held in an IRA for the benefit of himself, and (v) 15,000 shares issuable upon exercise of stock options. Mr. Ducommun has sole voting and sole investment power as to 511,000 shares, shared voting power as to 171,240 shares and shared investment power as to 81,048 shares.

(2)	The information is based on a Schedule 13G filed with the SEC dated February 11, 2005. The Clark Estates, Inc., has shared voting power and shared investment power as to 1,430,363 shares.

(3)	The information is based on a Schedule 13G filed with the SEC dated February 14, 2005. Barclays Global Investors, N.A. has sole voting power as to 559,448 shares and sole investment power as to 646,118 shares; and Barclays Global Fund Advisors has sole voting power as to 84,662 shares and sole investment power as to 85,695 shares.

(4)	The information is based on a Schedule 13G filed with the SEC dated February 9, 2005.

(5)	The information is based on a Schedule 13G filed with the SEC dated February 14, 2005. FMR Corp. has sole investment power as to 975,200 shares. These shares include 956,000 shares held by the Fidelity Low Priced Stock Fund.

(6)	The information is based on a Schedule 13G filed with the SEC dated February 9, 2005. Goldman Sachs Asset Management has sole voting power as to 537,331 shares and sole investment power as to 689,530 shares.

(7)	The information is based on a Schedule 13G filed with the SEC dated January 25, 2005.

Security Ownership of Directors and Management

Name	Number of Shares(1)		Percentage of Class
Joseph C. Berenato	182,993		1.8%
H. Frederick Christie	21,000		*
Eugene P. Conese, Jr.	20,000		*
Ralph D. Crosby, Jr.	15,000		*
Robert C. Ducommun	763,288	(2)	7.6%
Thomas P. Mullaney	16,500		*
Robert D. Paulson	16,000		*
David H. Dittemore	12,500		*
James S. Heiser	9,919		*
Anthony J. Reardon	20,014		*
Samuel D. Williams	12,083		*
All Directors and Executive Officers as a Group (13 persons)	1,103,207		10.7%

*	Less than one percent.

(1)	The number of shares includes the following shares that may be purchased within 60 days after March 14, 2005 by exercise of outstanding stock options: 75,000 by Mr. Berenato, 15,000 by each of Messrs. Christie, Conese, Ducommun and Mullaney, 12,000 by Mr. Crosby, 6,000 by Mr. Paulson, 12,500 by Mr. Dittemore, 3,100 by Mr. Heiser, 20,000 by Mr. Reardon, 11,500 by Mr. Williams and 211,600 by all directors and executive officers as a group. The number of shares for Mr. Berenato includes 9,750 held in an IRA for the benefit of himself, 12,250 held in trust for the benefit of his children, and 425 held in an IRA for the benefit of his wife.

(2)	See the information set forth in Note 1 to the table under “Security Ownership of Certain Beneficial Owners.”

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses compensation received for the three fiscal years ended December 31, 2004 by the Corporation’s chief executive officer, the other four most highly-paid executive officers of the Corporation (including subsidiary presidents) who were serving as executive officers at the end of the Corporation’s last fiscal year, and one additional individual who was not serving as an executive officer at the end of the Corporation’s last fiscal year. Columns have been omitted from the table when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any fiscal year covered by the table.

		Annual Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Long-Term Compensation Stock Option Awards(#)	All Other Compensation($)(2)
Joseph C. Berenato Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$435,000 415,000 415,000	$0 650,000 0	$0 0 0	40,000 50,000 0	$4,000 4,000 4,000

David H. Dittemore(3)	2004	325,000	0	168,579	25,000	4,000
President and Chief	2003	93,750	175,000	22,427	50,000	250
Operating Officer	2002	0	0	0	0	0

Paul L. Graham President, Ducommun Technologies, Inc.	2004 2003 2002	233,000 225,000 195,846	0 220,000 30,000	0 0 83,171	0 30,000 0	4,000 4,000 3,799

James S. Heiser	2004	242,000	0	0	15,000	4,000
Vice President, Chief	2003	234,730	275,000	0	25,000	4,000
Financial Officer, General Counsel, Secretary and Treasurer	2002	228,000	0	0	0	4,000

Anthony J. Reardon President, Ducommun AeroStructures, Inc.	2004 2003 2002	232,000 230,039 179,874	0 225,000 0	43,542 40,646 0	18,000 45,000 0	3,742 4,000 4,744

Samuel D. Williams	2004	168,000	0	0	10,000	3,237
Vice President and	2003	162,692	160,000	0	15,000	3,398
Controller	2002	150,337	0	0	0	3,129

(1)	This column includes for Mr. Dittemore $156,579 and $20,327 in 2004 and 2003, respectively, for housing allowances and relocation expenses, for Mr. Graham $76,066 in 2002 for housing allowances, and for Mr. Reardon, $31,542 and $34,646 in 2004 and 2003, respectively, for relocation expenses. Other amounts have been omitted from this column which are not required to be reported.

(2)	This column includes the Corporation’s matching contributions under its 401(k) plan.

(3)	Mr. Dittemore became the president and chief operating officer of the Corporation on September 15, 2003.

Stock Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted To Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name					5%	10%
Joseph C. Berenato	40,000	20.1%	$19.90	6/22/11	$324,052	$755,179
David H. Dittemore	25,000	12.6	19.90	6/22/11	202,532	471,987
Paul L. Graham	0	0	—	—	0	0
James S. Heiser	15,000	7.5	19.90	6/22/11	121,519	283,192
Anthony J. Reardon	18,000	9.0	19.90	6/22/11	145,823	339,830
Samuel D. Williams	10,000	5.0	19.90	6/22/11	81,013	188,795

(1)	The stock options granted to the named executive officers become exercisable in increments of 25% of the number of shares granted on the anniversary date of the date of grant so that the options are fully exercisable on and after June 23, 2008. However, the stock options become fully exercisable immediately in the event of a change of control of the Corporation. A change of control of the Corporation is defined in the stock option agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, lease, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in the case of the Clark Estates, Inc., 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Corporation.

(2)	The exercise price may be paid by delivery of already owned shares.

(3)	These amounts represent certain assumed rates of annual appreciation specified in the regulations adopted by the SEC and, therefore, are not intended to forecast future price performance of the Corporation’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on stock option exercises in 2004 by the named executive officers and the value of such executive officers’ unexercised stock options at December 31, 2004.

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph C. Berenato	50,000	$537,250	72,500	92,500	$562,250	$342,625
David H. Dittemore	0	0	12,500	62,500	49,375	171,875
Paul L. Graham	9,000	98,550	25,500	30,000	176,175	151,500
James S. Heiser	12,900	110,895	1,850	41,250	9,343	166,563
Anthony J. Reardon	5,000	51,800	20,000	53,000	157,350	250,200
Samuel D. Williams	7,500	79,125	10,750	25,750	76,201	100,888

Executive Severance Agreements

Messrs. Berenato, Dittemore, Heiser, Reardon and Williams each are parties to key executive severance agreements entered with the Corporation. The key executive severance agreements provide that if the employment of an executive officer is terminated without cause (as defined in the agreements), except in the event of disability or retirement, he shall be entitled to receive the following: (i) if the employment of the executive is terminated within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full base salary for a period of two years, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of two years, or (ii) if the employment of the executive is terminated other than within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full base salary for a period of one year, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of one year. A change in control of the Corporation is defined in the key executive severance agreements to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, lease, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in the case of The Clark Estates, Inc., 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Corporation. In the event of a change in the executive’s position or duties, a reduction in the executive’s base salary as increased from time to time, a removal from eligibility to participate in the Corporation’s bonus plan and other events as described in the agreements, then the executive shall have the right to treat such event as a termination of his employment by the Corporation without cause and to receive the payments and benefits described above.

Mr. Graham resigned as president of the Corporation’s Ducommun Technologies, Inc. (“DTI”), subsidiary on September 7, 2004, but continued as an employee of DTI until February 2, 2005. On February 2, 2005, DTI and Mr. Graham entered into a Severance Agreement, pursuant to which DTI agreed to continue to pay Mr. Graham’s base salary ($231,750 per year) and to continue to provide certain life insurance, medical insurance and dental insurance benefits for a period from February 2, 2005 until September 14, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	761,313	$16.20	404,250	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	761,313	$16.20	404,250	(1)

(1)	Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Decisions relating to compensation of the Corporation’s executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an independent director of the Corporation.

Compensation Policies Applicable to Executive Officers

The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals, recognize individual initiative and performance, and assist the Corporation in attracting and retaining qualified executives. Overall compensation of executive officers is set at levels that the Compensation Committee believes to be competitive with other companies of similar size, including aerospace industry peer-group companies.

In addition, executive officer compensation reflects the importance to the Corporation of achieving growth in net income and cash flow. As a result, executive officer compensation emphasizes cash compensation consisting of a base salary and an annual bonus, and long-term non-cash stock option awards. The Corporation generally does not provide any long-term cash incentive plans, pension, profit-sharing or other retirement benefits, or many of the executive perquisites typically provided by other companies to their senior executives.

Annual bonuses are awarded on a discretionary basis by the Compensation Committee with consideration given to the Corporation achieving specified levels of net income and cash flow and on the individual performance of executive officers. The Corporation’s subsidiary presidents are also measured based upon the financial performance of their operating units. Annual bonuses are targeted at 30% - 50% of base salary depending on the particular executive officer involved, with an upper range of annual bonus eligibility of three times the targeted amount.

No bonuses were awarded for 2004 because the Corporation did not achieve the minimum levels of net income and cash flow under the Corporation’s bonus plan.

Stock option awards are made periodically to provide management with an ownership interest in the Corporation and significant stock-based performance compensation. Stock option awards are made based on the responsibilities and performance of the particular executive officers, and are designed to provide a substantial portion of total compensation in a form tied directly to the Corporation’s stock performance. All stock options are granted at the market price of the Corporation’s common stock on the date of grant and, as such, will have value only in the event of an increase in the Corporation’s stock price.

Compensation of Chief Executive Officer

The determination of the Chief Executive Officer’s salary, bonus and grant of stock options in 2004 followed all of the policies, and were based on the considerations, set forth above with respect to executive officers generally, as well as the Chief Executive Officer’s individual performance.

Compensation Committee

Thomas P. Mullaney, Chairman

Robert D. Paulson

Ralph D. Crosby, Jr.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Corporation’s financial statements and internal control over financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the internal control over financial reporting. The Corporation’s independent auditors are responsible for expressing opinions on the conformity of the audited financial statements to generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements and the Corporation’s internal control over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditors provision of information technology services and other non-audit services to the Corporation is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

H. Frederick Christie—Chair

Eugene P. Conese, Jr.

Robert C. Ducommun

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the Corporation’s cumulative total shareholder return with the cumulative total return of the Russell 2000 Index and an Aerospace/ Defense Industry Peer Group for the periods indicated, assuming the reinvestment of any dividends. The graph is not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative

Total Return Among Ducommun Incorporated,

Russell 2000 Index and

Aerospace/ Defense Industry Peer Group(1)

(1)	The Aerospace/ Defense Industry Peer Group used in the Performance Graph in 2000 consisted of: AAR Corp., EDO Corporation, Hexcel Corporation, Hi-Shear Industries, Inc., Moog Inc., Sparton Corp., TransTechnology Corporation and United Industrial Corp. Since 2000, one of these companies has been acquired or liquidated, and its performance has been omitted from the Aerospace/Defense Industry Peer Group performance results since the year of acquisition or liquidation: Hi-Shear Industries, Inc. in 2001.

REPORTS

The Annual Report of the Corporation for the fiscal year ended December 31, 2004, describing the Corporation’s operations and including audited financial statements and information about the executive officers of the Corporation, has been mailed prior to or concurrently with this Proxy Statement. The Corporation will provide a copy of its most recent report to the SEC on Form 10-K upon the written request of any beneficial owner of the Corporation’s securities as of the Record Date for the Annual Meeting of Shareholders without charge except for the cost of reproducing Exhibits. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary.

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Corporation has received contrary instructions from one or more of the shareholders. The Corporation will deliver promptly upon a written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary, or by telephone at (310) 513-7280. Shareholders sharing an address also may request delivery of a single copy of Annual Reports and/or Proxy Statements if they are receiving multiple copies of Annual Reports and/or Proxy Statements by notifying the Corporation at the address listed above.

INDEPENDENT ACCOUNTANTS

The Corporation’s independent accountants selected for the current fiscal year, as well as for the fiscal year ended December 31, 2004, are PricewaterhouseCoopers LLP. A representative of such firm is expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders in attendance.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended December 31, 2004 and December 31, 2003, PricewaterhouseCoopers LLP, the Corporation’s independent public accountants, billed the Corporation for the following professional services rendered:

Audit Fees

For the fiscal years ended December 31, 2004 and December 31, 2003, PricewaterhouseCoopers LLP billed the Corporation an aggregate of $494,952 and $496,268, respectively, for professional services rendered for the audit of the Corporation’s annual financial statements, review of the financial statements included in the Corporation’s Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings for these years. Audit fees for the fiscal year ended December 31, 2004, do not include up to an additional $288,000 in fees for which PricewaterhouseCoopers LLP has not billed the Corporation as of the date of this Proxy Statement.

Audit-Related Fees

For the fiscal years ended December 31, 2004 and December 31, 2003, PricewaterhouseCoopers LLP billed the Corporation an aggregate of $55,600 and $65,750, respectively, for professional services rendered for audit-related services related to the Corporation’s various retirement, pension and 401(k) plans.

Tax Fees

For the fiscal years ended December 31, 2004 and December 31, 2003, PricewaterhouseCoopers LLP billed the Corporation an aggregate of $325,510 and $192,834, respectively, for professional services rendered for reviews of federal and state tax returns, and tax planning primarily related to research and development tax credits, foreign sales and sales and use tax.

All Other Fees

For the fiscal years ended December 31, 2004 and December 31, 2003, PricewaterhouseCoopers LLP billed the Corporation for all other fees not described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” $75,000 and $0, respectively, for acquisition-related due diligence services.

Policy for Pre-Approval of Independent Accountant Services

For audit services, the independent accountant provides the Audit Committee with an engagement letter prior to or during the fourth quarter of each year outlining the scope of audit services to be performed in connection with the year-end audit, the quarterly financial statement reviews for the three quarters of the following year, and other audit-related services (which are services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements) and the proposed audit service fees related thereto. If approved by the Audit Committee, this engagement letter is formally signed by the chairman of the Audit Committee acting on behalf of the Audit Committee.

For non-audit services, Corporation management submits to the Audit Committee for approval in the fourth quarter of each year a schedule of non-audit services that it recommends the Audit Committee engage the independent accountant to provide in connection with the year-end audit and during the following year. The schedule includes a description of the planned non-audit services and an estimated budget for such services. To ensure the prompt handling of unexpected requirements, the Audit Committee has delegated to the chairman of the Audit Committee the authority to amend, supplement or modify the schedule of approved permissible non-audit services. The chairman of the Audit Committee reports any such actions taken to the Audit Committee at the next Audit Committee meeting.

The Audit Committee pre-approved 100% and 91% of the aggregate fees of the independent accountant for 2004 and 2003, respectively.

2.    RATIFICATION OF THE SELECTION OF INDENDENT ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2005. The Board of Directors urges you to vote for ratification of that appointment. A representative of PricewaterhouseCoopers LLP plans to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

SHAREHOLDER PROPOSALS

From time to time individual shareholders of the Corporation may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Corporation’s annual proxy materials. All such written proposals must be received by the Secretary of the Corporation no later than November 28, 2005 and must comply with the SEC regulations, in order to be considered for inclusion in the Corporation’s 2006 proxy materials.

For business to be considered at the Corporation’s 2006 Annual Meeting of Shareholders, written proposals must be received by the Secretary of the Corporation no later than February 11, 2006.

OTHER BUSINESS

The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors

James S. Heiser

Secretary

Carson, California

March 28, 2005

APPENDIX A

DUCOMMUN INCORPORATED

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

1.    Members.    The Board of Directors (the “Board”) of Ducommun Incorporated (the “Company”) shall appoint an Audit Committee of at least three members, consisting entirely of independent directors, and will designate one member as chairperson. Members of the Audit Committee are appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. For purposes hereof, an “independent” director is a director who meets the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) definition of “independence,” as determined by the Board. Members of the Audit Committee may be removed at any time by the Board.

Each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise, as determined by the Board. In addition, at least one member of the Audit Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with SEC rules. Members of the Audit Committee may not simultaneously serve on the audit committees of more than two other public companies (in addition to the Company).

2.    Purposes, Duties, and Responsibilities.    The purposes of the Audit Committee shall be to represent and assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement filed with the SEC.

The specific duties and responsibilities of the Audit Committee will be to:

(a)    Be directly responsible, in its capacity as a Committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditor. In this regard, the Audit Committee shall appoint and retain, compensate, evaluate, and terminate, when appropriate, the independent auditor, which shall report directly to the Audit Committee.

(b)    Obtain and review, at least annually, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues.

(c)    Approve in advance all audit services to be provided by the independent auditor. (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved.)

(d)    Establish policies and procedures for the engagement of the independent auditor to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditor.

(e)    Consider, at least annually, the independence of the independent auditor, including whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the independent auditor describing any relationships between the independent auditor and the Company or any other relationships that may adversely affect the independence of the auditor.

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(f)    Review and discuss with the independent auditor: (i) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, and (ii) any reports of the independent auditor with respect to interim periods.

(g)    Review and discuss with management and the independent auditor the annual audited and quarterly financial statements of the Company, including: (i) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical, and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the independent auditor as required by SEC rules.

(h)    Recommend to the Board based on the review and discussion described in paragraphs (e)–(g) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(i)    Review and discuss the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the independent auditor or management.

(j)    Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

(k)    Review and discuss corporate policies with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such review and discussion may be done generally, and the Audit Committee need not review and discuss each earnings press release or each instance of earnings guidance.

(l)    Review and discuss the Company’s policies with respect to risk assessment and risk management.

(m)    Establish procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

(n)    Establish policies for the hiring of employees and former employees of the independent auditor.

(o)    Annually evaluate the performance of the Audit Committee and the adequacy of the Committee’s charter.

(p)    Produce an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement filed with the SEC.

3.    Outside Advisors.    The Audit Committee will have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the full performance of its functions and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

4.    Meetings.    The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the independent auditor. The majority of the members of the Audit Committee constitutes a quorum. The Audit Committee shall report regularly to the full Board with respect to its meetings.

ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 25, 2004.

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DUCOMMUN INCORPORATED
PROXY
23301 WILMINGTON AVE., CARSON, CALIFORNIA 90745-6209 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 4, 2005

The undersigned hereby appoints JAMES S. HEISER and SAMUEL D. WILLIAMS, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 14, 2005, at the Annual Meeting of Shareholders to be held on May 4, 2005, and at any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED ON OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

		Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

	FOR	WITHHELD FOR ALL
1. ELECTION OF DIRECTORS	☐	☐

Nominees: Robert C. Ducommun, Thomas P. Mullaney and Robert D. Paulson

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below). _________________________________________________

2. RATIFICATION OF INDEPENDENT ACCOUNTANTS	FOR ☐	AGAINST ☐		ABSTAIN ☐
Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2005.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature(s) Dated: , 2005
Please sign exactly as the name appears below. When shares are held by joint-tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é FOLD AND DETACH HERE é